Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds
U.S. Registered Funds (Name of Fund, Aladdin Ticker):
iShares Core U.S. Aggregate Bond ETF (ISHAGG) iShares Core U.S. Credit Bond ETF (ISHCRED) iShares Intermediate Credit Bond ETF (ISHICRED) iShares Core Total USD Bond Market ETF (ISHIUSB)
BlackRock Multi-Asset Income - Global IG Corporates (BR-
INC-IGD)
BlackRock Macro Themes Fund - Fixed Income Sleeve (BRMT-FI)
Bond Index Master Portfolio (MIP_AGG)
Nationwide Bond Index Fund (NW-BI)
NVIT Bond Index Fund (NW-GBI)


The Offering

Key Characteristics (Complete ALL Fields)

Date of
Offering
Commencement:
05-06-2015

Security Type:
BND/CORP


Issuer
Host Hotels & Resorts, L.P. (2025)

Selling
Underwriter
Goldman, Sachs & Co.

Affiliated
Underwriter(s)
[x] PNC Capital Markets LLC
[ ] Other:

List of
Underwriter(s)
Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Wells Fargo Securities, LLC, BNY Mellon Capital Markets, LLC, Credit Agricole Securities (USA) Inc., Deutsche Bank Securities Inc., Scotia Capital (USA) Inc., BBVA Securities Inc., PNC Capital Markets LLC, RBC Capital Markets, LLC, Regions Securities LLC, U.S. Bancorp Investments, Inc., Morgan Stanley & Co. LLC, SunTrust Robinson Humphrey, Inc.


Transaction Details

Date of Purchase
05-06-2015


Purchase
Price/Share
(per share / %
of par)
$99.838

Total
Commission,
Spread or
Profit
0.650 %


1.	Aggregate Principal Amount Purchased
(a+b)
$35,000,000

a.US Registered Funds
(Appendix attached with individual
Fund/Client purchase)
$4,380,000

b.Other BlackRock Clients
$30,620,000

2.	Aggregate Principal Amount of
Offering
$500,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25

0.07


Legal Requirements
Offering Type (check ONE)
The securities fall into one of the following transaction types (see Definitions):
[x] U.S. Registered Public Offering
[Issuer must have 3 years of continuous operations]
[ ] Eligible Rule 144A Offering
[Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities
[ ] Eligible Foreign Offering
[Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering
[Issuer must have 3 years of continuous operations]

Timing and Price (check ONE or BOTH)
[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[x]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.




Completed by:
Dillip Behera
Date:
05-08-2015

Global Syndicate Team Member




Approved by:
Betsy Mathews
Date:
05-08-2015

Global Syndicate Team Member